Exhibit 99.1
NEWS RELEASE                                                                            Contact:                                    Derek Gaertner
For Immediate Release                                                                                                              580 2nd Street, Suite 102
                                       Encinitas, CA 92024
                                       Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Results of Fiscal Year 2009

ENCINITAS, CALIFORNIA — (December 28, 2009) — On December 28, 2009, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) announced the results of operations for its fiscal year 2009 and the completion of its annual audit.

For fiscal year 2009, MACC recorded total investment income of $586,989, as compared to total investment income of $955,563 for fiscal year 2008.  The decrease during the current year was the net result of a decrease in interest income of $209,156 and a decrease in dividend income of $167,065.  Net operating expenses of MACC decreased by 17% in fiscal year 2009 to $1,163,799 from $1,403,354 in fiscal year 2008.  The relative decrease in net operating expenses is the net result of decreases of $104,381 in interest expense, $58,653 in management fees, $69,401 in professional fees, and $7,120 in other operating expenses.  MACC had net investment expense in fiscal year 2009 of $576,810, an increase of 29% from net investment expense of $447,791 in fiscal year 2008.

MACC recorded a net realized loss on investments in fiscal 2009 of $2,444,130 as compared to a net realized gain of $687,269 in fiscal year 2008.  During the fiscal year 2009, MACC had unrealized depreciation of $2,543,635, a change of $395,347 from the $2,938,982 of unrealized depreciation at September 30, 2008.

These items resulted in a net decrease of $2,625,593 in net assets during fiscal year 2009, as compared to a net decrease in net assets from operations at the end of fiscal year 2008 of $1,085,829.  The resulting net asset value per share at September 30, 2009 was $3.17, as compared to $4.23 at September 30, 2008 and $4.67 at September 30, 2007.

Today MACC has filed a Form 10-K and an Annual Report for the year ended September 30, 2009 with the Securities and Exchange Commission.  The Annual Report includes an audit opinion from MACC's auditor, KPMG, LLP, ("KPMG") expressing substantial doubt about the ability of the Company to continue as a going concern because of its lack of sufficient cash on hand to pay its current liabilities.

As of September 30, 2009, MACC’s cash and money market accounts totaled $173,521.  MACC has a term loan in the amount of $4,618,659 with Cedar Rapids Bank & Trust Company which is due and payable March 31, 2010.  Currently MACC does not have sufficient cash flows from operations to pay current operating expenses and to repay the term loan when it is due.  MACC therefore continues to have an ongoing need to raise cash from portfolio sales and will need to either extend the due date on the current term loan or seek additional sources of financing in order to meet current payment and operating requirements.  To date an extension on the term loan and additional financing has not been secured.  No assurance can be given that MACC will be successful in its efforts to extend its current financing arrangement or raise additional funding in the near term.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  The forward-looking statements contained in its Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.
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